Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972.797.8751 travis.jacobsen@eds.com	Lori Happe - Investor Relations 972.605. 8933 lori.happe@eds.com

FOR RELEASE:  3:05 PM CENTRAL, THURSDAY, MAY 3, 2007

EDS Reports 2007 First Quarter Results

  First quarter adjusted EPS of 31 cents, up from 6 cents a year ago
  First quarter revenue of $5.2 billion

PLANO, Texas - EDS today reported first quarter 2007 adjusted net income of $165 million, or 31 cents per diluted share, versus first quarter 2006 adjusted net income of $33 million, or 6 cents per share.  See "GAAP Reconciliation" below for reported net income and earnings per share for first quarter 2007 and 2006.

First quarter revenues increased 3 percent to $5.2 billion from $5.1 billion in the year-ago quarter(1). First quarter revenue decreased 1 percent on an organic basis, which excludes the impact of currency fluctuations, acquisitions and divestitures.

"EDS recorded another successful quarter as we continued to improve our operational performance and further strengthen our financial position," said Mike Jordan, EDS chairman and chief executive officer. "As EDS continues to broaden its base and capabilities - as well as reposition the business and develop attractive segments - our ability to provide effective business solutions to our clients continues to expand."

"EDS' continued improvement in earnings reflects traction in our key initiatives," said President and Chief Operating Officer Ron Rittenmeyer.  "Despite what appear to be softer market conditions, EDS' signings were solid. The quarter reflected specific expansion activities in our Best Shore delivery network; marked increases in quality assurance metrics; and, most significantly, momentum and strength in our applications business where we continue to grow."

EDS signed $3.4 billion in contracts in the first quarter of 2007 versus $10 billion in the year-ago quarter, which included $3.6 billion with General Motors and $3.9 billion with the U.S. Department of the Navy. EDS signed seven deals in the first quarter of 2007 with contract values greater than $100 million with clients in the communications, consumer goods and retail, financial services, and manufacturing industries.

First quarter 2007 operating margin was 5.1 percent on an adjusted basis versus 1.5 percent in the year-ago quarter (see GAAP Reconciliation below).

Free cash flow was $8 million outflow in the first quarter versus $38 million outflow for the year-ago period (see discussion of free cash flow under "Non-GAAP Financial Measures" below).

First quarter 2007 operating margin and earnings per share were favorably impacted by the inclusion of some earnings related to the achievement of contract milestones that were previously expected for the second quarter, and by the recognition of a portion of a previously disclosed contract termination payment.

GAAP Reconciliation

Reported first quarter 2007 net income was $164 million, or 31 cents per diluted share, in accordance with Generally Accepted Accounting Principles (GAAP), versus net income of $24 million, or 5 cents per share, in the prior year's first quarter. First quarter 2007 adjusted net income excludes net after-tax losses associated with discontinued operations of $1 million.  First quarter 2006 adjusted net income excluded net after-tax losses associated with discontinued operations of $9 million and a gain on divestiture of $1 million. (A statement reconciling GAAP and adjusted results follows this release.)

Fourth Quarter Results by Segment

  Americas: First quarter revenue was $2.62 billion, up 3 percent compared to the prior-year period. Operating profit was $405 million, up 20 percent from $337 million in the prior-year period.
  EMEA: First quarter revenue was $1.45 billion, down 9 percent compared to the prior-year period, and down 5 percent on an organic basis. Operating profit was $179 million, up 1 percent from $178 million in the prior-year period.
  Asia-Pacific: First quarter revenue was $409 million, up 25 percent compared to the prior-year period, primarily due to MphasiS revenues. Operating profit was $38 million, up 57 percent from $24 million in the prior-year period.
  U.S. Government: First quarter revenue was $623 million, down 3 percent compared to the prior-year period. Operating profit was $122 million, up 181 percent from $43 million in the prior-year period.

All segment comparisons are at constant currency and exclude corporate expenses.

2007 Updated Guidance

Reaffirm prior revenue guidance of $22.0 billion to $22.5 billion.

Adjusted EPS of $1.55 to $1.60, adding a range to our previous guidance of $1.60 to reflect the impact of pending and expected tax law changes (see discussion of adjusted EPS under Non-GAAP Financial Measures below).

Reaffirm free cash flow guidance of $1.0 billion to $1.1 billion.
Reaffirm total contract value guidance of $23 billion-plus.

For the second quarter of 2007, EDS currently expects:

Revenue of $5.3 billion to $5.5 billion.
Adjusted EPS of $0.22 to $0.27 (see discussion of adjusted EPS under Non-GAAP Financial Measures below).

Conference Call
EDS' earnings conference call will be broadcast live on the Internet today at 4:00 p.m. Central time (5:00 p.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  The call and financial information will be archived for 30 days at www.eds.com/call.

About EDS
EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients.  EDS founded the information technology outsourcing industry 45 years ago.  Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world. Learn more at eds.com.

(1)Excludes discontinued operations for all periods presented.

Statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow, and TCV, are forward-looking statements within the meaning of the Federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These include, but are not limited to, the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. Federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit; the impact of rating agency actions on our ability to access capital and our cost of capital; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; a reduction in the carrying value of our assets; the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; fluctuations in foreign currency, exchange rates and interest rates; the impact of competition on pricing, revenues and margins; and the degree to which third parties continue to outsource IT and business processes.  We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to GAAP results, EDS discloses the non-GAAP measures of adjusted net income, adjusted earnings per share (EPS) and free cash flow.

Adjusted net income and adjusted earnings per share exclude the impact of certain special amounts, specifically earnings/losses from discontinued operations net of taxes, gains and losses from divestitures, reversals of previously recognized restructuring expense, and other identified items that management believes are not reflective of EDS' core operating business. Such amounts may have a material impact on EDS' net income and earnings per share. Refer to the Reconciliation of GAAP Results to Adjusted Results below for a reconciliation of GAAP results to adjusted results for the three months ended March 31, 2007 and 2006.

EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. Free cash flow excludes items that are actual expenses that impact cash available to EDS for other uses and should not be considered a measure of liquidity or an alternative to the cash flow measurements required by GAAP, such as net cash provided by operating activities or net increase/decrease in cash and cash equivalents. Refer to the Reconciliation of Free Cash Flow to Net Change in Cash and Cash Equivalents below for a reconciliation of free cash flow to the net decrease in cash and cash equivalents for the three months ended March 31, 2007 and 2006.

EDS may not define adjusted net income, adjusted earnings per share or free cash flow in the same manner as other companies and, accordingly, the amounts reported by EDS for such measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures. To gain a complete picture of EDS' performance, management does (and investors should) rely on EDS' GAAP financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenues(1)(2)	$5,224	$5,078

Costs and expenses
Cost of revenues	4,523	4,551
Selling, general and administrative	436	450
Other operating (income) expense	-	(1)
Total costs and expenses, net	4,959	5,000

Operating income	265	78

Interest expense	(57)	(60)
Interest income and other, net	50	38
Other income (expense), net	(7)	(22)

Income from continuing operations before income taxes	258	56

Provision for income taxes	93	23
Income from continuing operations	165	33
Loss from discontinued operations, net of income taxes(3)	(1)	(9)
Net income(4)	$164	$24

Basic earnings per share of common stock
Income from continuing operations	$0.32	$0.06
Loss from discontinued operations	-	(0.01)
Net income	$0.32	$0.05

Diluted earnings per share of common stock
Income from continuing operations	$0.31	$0.06
Loss from discontinued operations	-	(0.01)
Net income(4)	$0.31	$0.05

Weighted-average shares outstanding
Basic earnings per share	514	522
Diluted earnings per share	545	533

Cash dividends per share	$0.05	$0.05

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

(1)

Revenues for the three months ended March 31, 2007, includes approximately $100 million of a $225 million payment received from Verizon in the first quarter of 2007 related to the termination of the Company's IT services contract with Verizon. Approximately $125 million of the $225 million payment was deferred and is expected to be recognized in the third quarter of 2007 when certain contingencies associated with the payment are expected to be resolved.

(2)

Revenues for the three months ended March 31, 2006, includes product revenue for dedicated equipment of approximately $116 million related to a modification of the Company's contract with the Department of the Navy, which includes the U.S. Navy and Marine Corps.

(3)

Discontinued operations is comprised primarily of the net results of A.T. Kearney which was sold in January 2006 and the maintenance, repair and operations (MRO) management services business which was sold in March 2007.

(4)

Adjusted net income was $165 million, or $0.31 per diluted share, for the three months ended March 31, 2007, compared with $33 million, or $0.06 per share, for the three months ended March 31, 2006. Refer to "Non-GAAP Financial Measures" for a definition of adjusted net income and adjusted earnings per share, and "Reconciliation of GAAP Earnings to Adjusted Earnings" for a reconciliation of net income and diluted earnings per share to adjusted net income and diluted earnings per share.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS
(in millions)

	Three Months Ended
	March 31,
	2007	2006
Net income	$164	$24
Adjusting items, pre-tax:
Net gain on divestitures	-	1
Tax effect of adjusting items	-	(1)
Adjusting items, net of income taxes	-	-
Loss from discontinued operations	1	9
Adjusted net income	$165	$33

Diluted earnings per share of common stock
Net income	$0.31	$0.05
Loss from discontinued operations	-	0.01
Adjusted net income	$0.31	$0.06

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$2,780	$2,972
Marketable securities	45	45
Accounts receivable, net	3,800	3,647
Prepaids and other	864	866
Deferred income taxes	647	727
Total current assets	8,136	8,257

Property and equipment, net	2,233	2,179
Deferred contract costs, net	857	807
Investments and other assets	565	636
Goodwill	4,374	4,365
Other intangible assets, net	732	749
Deferred income taxes	958	961
Total assets	$17,855	$17,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$685	$677
Accrued liabilities	2,438	2,689
Deferred revenue	1,807	1,669
Income taxes	84	72
Current portion of long-term debt	125	127
Total current liabilities	5,139	5,234

Pension benefit liability	1,483	1,404
Long-term debt, less current portion	2,971	2,965
Minority interests and other long-term liabilities	385	455
Shareholders' equity	7,877	7,896
Total liabilities and shareholders' equity	$17,855	$17,954

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Three Months Ended
	March 31,
	2007	2006
Net cash provided by operating activities(1)	$242	$215

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	-	959
Proceeds from investments and other assets	43	105
Net proceeds (payments) from divested assets and non-marketable equity securities	53	(11)
Payments for purchases of property and equipment	(158)	(182)
Payments for investments and other assets	-	(10)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(1)	-
Payments for purchases of software and other intangibles	(106)	(133)
Payments for purchases of marketable securities	(1)	(801)
Other	3	4
Net cash used in investing activities	(167)	(69)

Cash Flows from Financing Activities
Proceeds from long-term debt	3	-
Payments on long-term debt	(10)	(1)
Capital lease payments	(32)	(37)
Purchase of treasury stock	(285)	(401)
Employee stock transactions	77	125
Dividends paid	(26)	(26)
Other	5	12
Net cash used in financing activities	(268)	(328)
Effect of exchange rate changes on cash and cash equivalents	1	1
Net decrease in cash and cash equivalents	(192)	(181)
Cash and cash equivalents at beginning of period	2,972	1,899
Cash and cash equivalents at end of period	$2,780	$1,718

(1)	Depreciation and amortization and deferred cost charges were $330 million and $308 million for the three months ended March 31, 2007 and 2006, respectively.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Three Months Ended
	March 31,
	2007	2006
Net cash provided by operating activities	$242	$215

Capital expenditures:
Proceeds from investments and other assets	43	105
Payments for purchases of property and equipment	(158)	(182)
Payments for investments and other assets	-	(10)
Payments for purchases of software and other intangibles	(106)	(133)
Other investing activities	3	4
Capital lease payments	(32)	(37)
Total net capital expenditures	(250)	(253)
Free cash flow	(8)	(38)

Other investing and financing activities:
Proceeds from sales of marketable securities	-	959
Net proceeds (payments) from divested assets and non-marketable equity securities	53	(11)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(1)	-
Payments for purchases of marketable securities	(1)	(801)
Proceeds from long-term debt	3	-
Payments on long-term debt	(10)	(1)
Purchase of treasury stock	(285)	(401)
Employee stock transactions	77	125
Dividends paid	(26)	(26)
Other financing activities	5	12
Effect of exchange rate changes on cash and cash equivalents	1	1
Net decrease in cash and cash equivalents	$(192)	$(181)